SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Intralase Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Filed by IntraLase Corp.

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: IntraLase Corp.

Commission File No. 000-50939

IntraLase Integration Update

January 26, 2007

As promised, we are committed to keeping you informed as we work toward finalizing the acquisition and defining a new standard of care in laser vision correction. This is one of several planned integration announcements to both companies that we hope will keep you up to date about how the process is transpiring.

Much has already been accomplished in a short time, and we are confident that a solid foundation is in place to ensure a smooth integration process. We’d like to touch on some of those developments and give you an idea of what to expect over the next several weeks.

During the recent Royal Hawaiian Eye meeting in Kauai, a team of senior executives from AMO and IntraLase had the opportunity to meet and become acquainted with one another for the first time. As you can imagine, both the IntraLase news and the announcement of AMO’s acquisition of WaveFront Sciences created quite a buzz at the show, as eye care professionals and members of the trade media applauded the strategic merits of both transactions and commented that the union between the companies is a perfect fit for building a comprehensive refractive portfolio with leading technologies. This message was broadly disseminated throughout the eye care community via numerous stories in all of the major trade publications, including the show daily newsletter at Royal Hawaiian Eye.

This week, Jim Mazzo had the opportunity to meet and address employees in Irvine during the IntraLase company meeting. The event concluded with a tour of the facility to provide a first-hand look at state-of-the-art femtosecond technology and a pipeline of promising new innovations. Jim left the meeting extremely impressed not only by Intralase’s leading products, but with the people he had the opportunity to meet.

Integration teams have formed, meetings between our companies have begun, and we have moved forward with necessary regulatory filings. Bernie Haffey from IntraLase and Jane Rady from AMO are leading the pre- and post-close efforts. We expect the integration process to continue for at least three months after the transaction closes with the goal to operate as one company on “Day 1” post-close.

We are aggressively moving forward with the goal of closing the transaction in April and understand there is strong interest in receiving more information about how IntraLase employee benefits will be converted. We are currently in the process of evaluating plans and will provide additional information about final decisions as we get closer to finalizing the acquisition.

Our next update will be distributed the week of February 12. In the meantime, please let us know if you have any questions.

Thank you for your support.

Jane Rady

Corporate Vice President, Strategic and Corporate Development

Advanced Medical Optics, Inc.

Bernard Haffey

Executive Vice President and Chief Commercial Officer

IntraLase Corp.

Where You Can Find Additional Information About the Proposed Acquisition

IntraLase has filed a proxy statement and will file other relevant documents concerning its proposed acquisition by AMO with the Securities and Exchange Commission, or SEC. Investors and security holders are urged to read the proxy statement and any other relevant documents filed with the SEC because they will contain important information. This proxy statement will be mailed to IntraLase’s stockholders. Members of the public will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, free copies of IntraLase’s public filings may be obtained by directing a request to Investor Relations, Krista Mallory at (949) 859-5230, ext. 260.

IntraLase and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from stockholders of IntraLase in favor of the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of IntraLase’s stockholders in connection with the proposed transaction will be set forth in IntraLase’s proxy statement for its special meeting. Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the definitive proxy statement when it is filed with the SEC.